Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freemand
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS RECEIVES US FDA APPROVABLE LETTER FOR RIFAXIMIN

RALEIGH, NC, October 25, 2002—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for the New Drug Application (NDA) for rifaximin, an investigational drug under review for the treatment of travelers’ diarrhea. The NDA for rifaximin was accepted for filing on February 24, 2002 and was assigned a User Fee goal date of October 25, 2002.

“Salix is pleased that the FDA has issued an approvable letter for rifaximin. We are committed to bringing rifaximin to market in an expeditious manner and look forward to working with the Agency to successfully complete the approval process,” stated Carolyn Logan, President and Chief Executive Officer. “Rifaximin is a gastrointestinal tract-restricted antibiotic that we believe will fulfill an important unmet medical need in the United States.”

Rifaximin is characterized by delivery of high concentrations to the therapeutic site of action (gastrointestinal tract). Salix licensed rifaximin from Alfa Wassermann S.p.A. The product has been marketed in Italy since 1988 by Alfa Wassermann under the trade name Normix® and is licensed by Alfa Wassermann in Mexico to GlaxoSmithKline and Schering-Plough under the respective trade names RedActive® and Flonorm®. In addition to being developed as a treatment for travelers’ diarrhea, rifaximin also is being studied in a number of other diseases. Clinical investigation is underway to assess the utility of rifaximin for the treatment of hepatic encephalopathy, a severe condition caused by compromised liver function that affects 60,000 patients in the U.S. A clinical study of the use of rifaximin in Crohn’s disease is currently underway and the Company intends to initiate small, single/multi-center studies in small bowel overgrowth, pouchitis and C. difficile-associated diarrhea during the first quarter of 2003.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-member gastroenterology specialty sales force. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note:  This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials,intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.